Exhibit 99.1

  FARO Technologies Reports 59% Increase In Fiscal Third Quarter 2003 Revenues

      LAKE MARY, Fla., Oct. 8 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported sales of approximately $19.2 million for the fiscal third quarter ended September 27, 2003, a 58.7% increase from $12.1 million in the third quarter of 2002, and $2.2 million, or 12.9% above the high end of the Company's $16-$17 million forecast for the quarter. Backlog at the calendar month end of September 30, 2003 was approximately $7.0 million. The Company reported new order bookings of approximately $17.3 million during the third quarter compared with approximately $16.2 million in the second quarter of 2003, and approximately $13.9 million in the year-ago quarter.

      "We exceeded our sales forecast for the quarter because of the continued growth in new orders that we have experienced this year over last year, and because we were able to achieve our goal of shorter delivery times to our customers in the quarter," said Simon Raab, President and CEO.

      The Company expects to issue its full earnings release for the third quarter of 2003 in late October.

      About FARO:

      FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage(TM), Platinum and Titanium FaroArms(R), Control Station(R) measurement system, the Laser Tracker(R) and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at www.faro.com.

SOURCE  FARO Technologies, Inc.
   -0-                     10/08/2003
   /CONTACT:  Greg Fraser, Executive Vice President & CFO, FARO,
+1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
    /First Call Analyst: /
    /FCMN Contact: trowbris@faro.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.faro.com/
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW
SU: